Exhibit 99.1

Alliance Bank

MEMORANDUM

To:           Executive Officers of Alliance Bank:

Dennis D. Cirucci, President and Chief Executive Officer; Peter J. Meier, Executive Vice President and Chief Financial Officer; and Suzanne J. Ricci, Senior Vice President and Chief Technology Officer

And, Directors of Alliance Bank:

James S. Carr; J. William Cotter, Jr.; Timothy E. Flatley; William E. Hecht; John A. Raggi; G. Bradley Rainer; Philip K. Stonier; and R. Cheston Woolard

From:     Jan Babikian, Director of Human Resources

Date:      November 20, 2007

Re:         Blackout Notice for Alliance Bank Profit Sharing/401(k) Plan
___________________________________________________________________________________________________

On November 20, 2007, a notice was sent to all participants in the Alliance Bank Profit Sharing/401(k) Plan (the "Plan") notifying them of the blackout period beginning on or about December 21, 2007, and ending during the week of January 2, 2007, as a result of the 401(k) plan conversion. During this blackout period, you are prohibited from trading (i.e., directly or indirectly, purchasing, selling or otherwise acquiring or transferring) any shares of Alliance Bancorp, Inc. of Pennsylvania common stock (NASDAQ symbol: "ALLB").

The Sarbanes-Oxley Act of 2002 (the "Act") requires that the plan administrator provide advance written notice to participants and beneficiaries of any blackout period. A "blackout period" is defined in the Act as any period of more than three consecutive business days during which participants or beneficiaries are unable to direct or diversify their plan account balances, obtain plan loans or obtain distributions. The notice to participants must be provided at least 30 days, but not more than 60 days, in advance of the last date on which participants and beneficiaries can exercise the affected rights immediately before the commencement of any blackout period. Participants were notified in a timely manner by the November 20, 2007 notice.

Pursuant to Rule 104 of Regulation BTR, in any case in which an executive officer or director is subject to Rule 306 of the Act, the issuer must notify each executive officer and director and the Federal Deposit Insurance Corporation of the blackout period. This notice to executive officers and directors must be sent at least 15 calendar days before the expected beginning date of the blackout period. That requirement is being satisfied with this notice.

If you should have any questions regarding this notice, please feel free to contact me.

Jan Babikian, Director of Human Resources
Alliance Bank
541 Lawrence Road, Broomall, Pennsylvania 19008
Phone: 610-359-6940
E-mail: jbabikian@alliancebk.com.